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                                   EXHIBIT #1

                                                                    NEWS RELEASE
 [LOGO]
P. O. Box 5000
Victoria, Minnesota 55386 USA
952-443-2500

                                                           For Immediate Release

CONTACTS:
         Anthony J. Fant, CEO
         Donald R. Reynolds, President/COO
         Steve E. Tondera, CFO

           HEI, INC. ANNOUNCES DISPOSITION OF COLORADO MEDTECH SHARES

MINNEAPOLIS, October 26, 2000 -- HEI, Inc. (Nasdaq: HEII, www.heii.com) and Anthony Fant, Chairman and Chief Executive Officer of HEI, today announced that they have rescinded their agreement of September 10, 2000 by which Mr. Fant sold to HEI 1,214,300 shares of common stock of Colorado MEDtech, Inc., ("CMED") in exchange for 235,000 shares of common stock of HEI and the assumption by HEI of $3,072,650.26 of indebtedness. As a result of this recision, there will be no accounting effect to HEI. However, HEI will incur approximately $150,000 in non-cash charges resulting from its efforts to acquire CMED.

"HEI is not in the business of holding significant stakes in other public companies and since HEI no longer intends to commence an exchange offer for CMED we believe this decision is in the best interest of HEI shareholders," said Don Reynolds, Chief Operating Officer of HEI, Inc. "Although I believe the effort to acquire Colorado MEDtech was worthwhile and appropriate for HEI, the complications of a hostile exchange offer at a time when the market does not recognize the true value of HEI makes unwinding this transaction the right thing to do," he added.

"I am personally committed to seeking opportunities which will maximize the value of my investment," Anthony Fant stated. "I intend to closely monitor future developments regarding Colorado MEDtech and, in this regard, will evaluate and may consider alternative courses of future action, including the commencement of a proxy solicitation for a special shareholders meeting at which I would seek to replace the current Colorado MEDtech board. Shareholder's interests must come before the personal interests of a board and I'm eager to see that day for Colorado MEDtech," Mr. Fant added.
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HEI, Inc., and Cross Technology, Inc., a wholly owned subsidiary of HEI, Inc., specialize in the custom design and manufacture of high performance, ultraminiature microelectronic devices and high-technology products incorporating those devices. HEI and Cross contribute to their customers' competitiveness in the hearing, medical, communications, wireless smart cards, other RF applications, and industrial markets through innovative design solutions and by the application of state-of-the art materials, processes and manufacturing capabilities.

Headquarters and Microelectronics Division
PO Box 5000, 1495 Steiger Lake Lane, Victoria, MN 55386

Mexico Division, Customer Service Center
777 East MacArthur Circle, Tucson, AZ 85714

High Density Interconnect Division
610 South Rockford Drive, Tempe, AZ 85281

Cross Technology, Inc.
1546 Lake Drive West, Chanhassen, MN 55317
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FORWARD LOOKING INFORMATION

INFORMATION IN THIS NEWS RELEASE, WHICH IS NOT HISTORICAL, INCLUDES FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. STATEMENTS CONTAINED IN THIS PRESS RELEASE ARE FORWARD LOOKING STATEMENTS. ALL OF SUCH FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES INCLUDING, WITHOUT LIMITATION, ADVERSE BUSINESS OR MARKET CONDITIONS, THE ABILITY OF HEI TO SECURE AND SATISFY CUSTOMERS, THE AVAILABILITY AND COST OF MATERIALS FROM HEI'S SUPPLIERS, ADVERSE COMPETITIVE DEVELOPMENTS, CHANGE IN OR CANCELLATION OF CUSTOMER REQUIREMENTS, AND OTHER RISKS DETAILED FROM TIME TO TIME IN HEI'S SEC FILINGS.